Exhibit 2.4

FIRST AMENDMENT TO
EQUITY PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT (the “Amendment), dated as of October 28, 2008 (the “Effective Date”), is entered into by and among Waste Connections of Washington, Inc., a Washington corporation (“WCWI”) on the one hand, and Land Recovery, Inc., a Washington corporation (“LRI”), Resource Investments, Inc., a Washington corporation (“RII” and, together with LRI, the “Selling Unitholders”), and Norman LeMay, in his capacity as the Stakeholders’ Representative under the Agreement (defined below) on the other hand, with reference to the following facts:

WHEREAS, WCWI and the Selling Stakeholders entered into that certain Equity Purchase Agreement (the “Agreement”), dated as of August 1, 2008, whereby WCWI agreed to purchase from the Selling Unitholders all of their membership interests of Pierce County Recycling, Composting and Disposal, LLC, a Washington limited liability company (the “LLC”), and all of their respective shares of capital stock of Pierce County Landfill Management, Inc., a Washington corporation; and

WHEREAS, WCWI, the Selling Unitholders and Norman LeMay, acting in his capacity as the Stakeholders’ Representative pursuant to Section 7.4 of the Agreement, desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

1.           Definitions.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

2.           Amendment to Section 1.2.  Section 1.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.2         Purchase Price and Payment.

“(a)          Purchase Price.  At the Closing, in full consideration for the purchase and sale of the Subject Units, WCWI shall pay or cause to be paid to the Selling Unitholders the aggregate amount of one hundred three million six hundred sixty-five thousand two hundred ninety-five dollars and fifty-three cents ($103,665,295.53) (the “Purchase Price”), which shall be paid to the Selling Unitholders by wire transfer, in the respective amounts and to the respective bank accounts specified for the Selling Unitholders on Schedule 1.2, and which amount includes:

(i)           $1,100,000.00, in payment of 49% of all earnings before interest, taxes, depreciation and amortization of the LLC from the Closing Date through November 30, 2008, based on the good faith forecast of WCWI as of the Closing Date (the “Estimated EBITDA”); and

(ii)           $2,565,295.53, in payment of LRI’s and RII’s pro rata share of all Cash (as defined below) of the LLC as of October 31, 2008, subject to Section 6.7.6 of the LLC Operating Agreement.  The term "Cash" for purposes of this Section 1.2(a)(ii) shall mean book cash (bank cash minus outstanding checks, and not solely bank cash) of the LLC as of October 31, 2008, and (A) shall include all amounts accrued and owed to the LLC by any of its members or their Affiliates as of October 31, 2008 (including any amount owed for any service provided by the LLC to any of its members or their Affiliates through such date), all of which  amounts shall be paid to the LLC, on or prior to the Closing Date, by the member or Affiliate that owes such payment, but (B) shall be reduced for all amounts accrued and owed by the LLC to any of its members or their Affiliates as of October 31, 2008, to the extent that such amounts have not been paid by the LLC, on or prior to the Closing Date, to the member or Affiliate thereof that is owed such payment.  All amounts accrued and owed by the LLC to persons or entities other than its members and their Affiliates shall be paid by the LLC in the ordinary course of business consistent with past practices.  For the avoidance of doubt, distributions made to the LLC's members pursuant to this Section 1.2(a) shall bring the LLC's book cash as of the Closing Date to zero.

                “(b)          True-Up Calculation.  Within one hundred twenty (120) days after the Closing Date (the “True Up Date”) and in any event within ten (10) business days after the True Up Calculation is completed, WCWI shall determine and provide a statement to the Stakeholders’ Representative showing the actual amount of 49% of all earnings before interest, taxes, depreciation and amortization of the LLC from the Closing Date through November 30, 2008 (such actual amount being referred to as the “Actual EBITDA” and such calculation being referred to as the “True Up Calculation”).  If the Stakeholders’ Representative accepts the True Up Calculation, or if the Stakeholders’ Representative fails to give notice to WCWI of any objection within thirty (30) days after receipt of the True Up Calculation, the True Up Calculation shall be the final and binding calculation of the Purchase Price adjustments set forth in Section 1.2(c) (the “Adjustments”).  If the Stakeholders’ Representative gives notice to WCWI of an objection to the True Up Calculation within thirty (30) days after receipt of the True Up Calculation, WCWI and the Stakeholders’ Representative shall attempt in good faith to resolve their differences.  If WCWI and the Stakeholders’ Representative are able to resolve their differences, the True Up Calculation, as modified to reflect the resolution of the differences between WCWI and the Stakeholders’ Representative, shall be the final and binding calculation of the Purchase Price Adjustments.  If, however, WCWI and the Stakeholders’ Representative are unable to resolve their differences, WCWI and the Stakeholders’ Representative shall submit any disputed items to the Seattle or Tacoma office of Moss Adams LLP.  The determination of either such office of Moss Adams LLP shall be final and binding on WCWI and the Selling Stakeholders, and the True Up Calculation, as modified to reflect (i) those differences, if any, that WCWI and the Stakeholders’ Representative were able to resolve, and (ii) the certified public accountant’s determination with regard to the remaining disputed items, shall be the final and binding resolution of the Purchase Price Adjustments.

“(c)          Purchase Price Adjustment.  If the Actual EBITDA as determined by the True Up Calculation is less than the Estimated EBITDA as determined on the Closing Date, the Selling Stakeholders shall promptly pay to WCWI an amount equal to the difference.  If the Actual EBITDA as determined by the True Up Calculation is greater than the Estimated EBITDA as determined on the Closing Date, WCWI shall promptly pay to the Selling Stakeholders, in the respective amounts and to the respective bank accounts specified for the Selling Unitholders on Schedule 1.2, an amount equal to the difference.”

“(d)           Tacoma Receivable.  As of the date of the Amendment, the City of Tacoma is past due on amounts owed to the LLC in the amount of $2,199,307.57 (the “Tacoma Receivable”).  Within five business (5) days after receipt of the Tacoma Receivable by the LLC, whether before or after the Closing, WCWI shall cause the LLC to pay to the Selling Unitholders 49% of the Tacoma Receivable, less any amount in respect thereof paid to the Selling Unitholders as part of the Cash payment made to the Selling Unitholders pursuant to Section 1.2(a)(ii), by wire transfer in the respective percentages and to the respective bank accounts specified for the Selling Unitholders on Schedule 1.2.”

3.           Effective Date.  This Amendment shall be effective from and after the Effective Date.

4.           Effect.  Except as expressly modified by this Amendment, the Agreement shall remain unchanged and in full force and effect.

5.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Equity Purchase Agreement by persons thereunto duly authorized as of the date first above written.

WCWI:	SELLING UNITHOLDERS:
Waste Connections of Washington, Inc.	Land Recovery, Inc.
By: __________________________ Ronald J. Mittelstaedt, Chief Executive Officer	By:
Nancy L. LeMay President
Resource Investments, Inc. By ________________________________________ Nancy L. LeMay President STAKEHOLDERS’ REPRESENTATIVE:

Norman LeMay
CONSENTED AND AGREED:

Pierce County Landfill Management, Inc.

By:          _________________________
Ronald J. Mittelstaedt
Chief Executive Officer

Pierce County Recycling, Composting and Disposal, LLC

By:          Pierce County Landfill Management, Inc.

By:  ______________________
                Ronald J. Mittelstaedt
Chief Executive Officer

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